Exhibit (g) (3)

AMENDMENT TO THE STONE RIDGE TRUST

CUSTODY AGREEMENT

THIS AMENDMENT, dated as of this 18th day of July, 2016, to the Custody Agreement, dated as of December 15, 2012, as amended October 29, 2013 (the “Agreement”), is entered into by and between STONE RIDGE TRUST, a Delaware statutory trust (the “Trust”) acting for and on behalf of each of its series (each a “Fund” and collectively the “Funds”) and U.S. BANK NATIONAL ASSOCIATION, a national banking association organized and existing under the laws of the United States of America (the “Custodian”).

RECITALS

WHEREAS, the parties have entered into the Agreement; and

WHEREAS, Article XIII, Section 13.01 of the Agreement provided that the Agreement would continue in effect for a period of three years from the effective date (the “Initial Termination Date”); and

WHEREAS, Article XV, Section 15.02 of the Agreement allows for its amendment by a written instrument executed by the parties; and

WHEREAS, the parties desire to extend the Initial Termination Date through December 31, 2016.

NOW, THEREFORE, the parties hereby agree that, effective as of December 15, 2015, Article XIII, Section 13.01 of the Agreement is amended and restated to read as follows:

Effective Period.     This Agreement shall become effective as of the date first written above and will continue in effect through December 31, 2016.

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

STONE RIDGE TRUST	U.S. BANK NATIONAL ASSOCIATION
on behalf of each of the Funds individually and not jointly

By: /s/ Lauren D. Macioce	By: /s/ Michael R. McVoy

Name: Lauren D. Macioce	Name: Michael R. McVoy

Title: Secretary	Title: Senior Vice President

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